UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 2, 2026

SS INNOVATIONS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	001-42615	47-3478854
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405, 3rd Floor, iLabs Info Technology Centre Udyog Vihar, Phase III Gurugram, Haryana India	122016
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +91 73375 53469

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
Common Stock	SSII	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

As used in this Current Report on Form 8-K (this ”Current Report”), the terms “SSi,” “the Company,” “we,” “us” and “our” refer to SS Innovations International, Inc. and its subsidiaries.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Former Chief Financial Officer

On January 2, 2026, Naveen Kumar Amar resigned as our Chief Financial Officer for personal reasons.

Appointment of Global Chief Operating Officer and new Chief Financial Officer

On January 8, 2026, we issued a press release announcing that on January 6, 2026, SSi’s board of directors appointed Milan Rao to the newly created position of Global Chief Operating Officer and as the Company’s new Chief Financial Officer, effective January 16, 2026. Mr. Rao will be based in Princeton, New Jersey. A copy of the press release is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Mr. Rao, age 54, has more than three decades of executive leadership experience driving technology-enabled transformation, operational efficiency and growth at leading global companies across industries, including the healthcare sector. From June 2024 until joining the Company, Mr. Rao has been serving as Chief Operating Officer and Chief Revenue Officer of Markets & Markets, a global consulting firm based in New York City, where he led global operations, sales, marketing and consulting, and was responsible for global partnerships and the firm’s inorganic growth initiatives. From September 2021 to December 2023, Mr. Rao served as President and Global Business Head of Smart Energy Water (“SEW”), a cloud-based SaaS company based in California and New York, connecting consumers with energy and water providers worldwide. He led global scaling across more than 35 countries to 400 customers and 1.1 billion subscribers, overseeing sales, customer success, presales, solution engineering, marketing, product delivery, and operations. Following SEW’s acquisition of Choice Technologies, in 2022 he served as Interim Chief Executive Officer of Choice Technologies and led its global integration with SEW, expanding platform capabilities in artificial intelligence, machine learning and data analytics and growing its customer base. From August 2017 to August 2021, Mr. Rao was President at Wipro Limited (“Wipro”) a Technology Services company. Based in Princeton, New Jersey, he managed business units having revenues of approximately $1.8 billion with a workforce exceeding 25,000 and led turnarounds of the Industrials & Automotive and Telecommunications strategic business units. He also led Wipro’s Technology & Transformation Office, including innovation, IP and platforms, marketing, and revenue operations, and launched a digital-first, AI-led transformation program. From June 2013 to August 2017, Mr. Rao served as President and Chief Executive Officer of GE Healthcare for India, South Asia, and emerging markets, managing an approximately $800 million business with 5,000 employees across multiple entities. He advanced GE’s India strategy as a center for research and development, technology, and manufacturing, supporting roughly 2,000 scientists and engineers and more than 2,000 manufacturing and service personnel across three plants, which contributed to over 20 value products for global markets and a threefold increase in local manufacturing and exports. Mr. Rao holds a BS in Computer Science and Engineering from IIT (BHU) Varanasi, where he was recognized as a Distinguished Alumnus, and an MBA in Finance from IIM Calcutta.

The Company and Mr. Rao entered into a one-year services agreement, effective January 16, 2026 (the “Services Agreement”), providing for monthly base compensation of $41,667. In addition, the Services Agreement provides for Mr. Rao to receive a stock grant under the Company’s 2016 Incentive Stock Plan (the “Incentive Plan”) in the amount of 120,000 shares of the Company’s common stock vesting in equal monthly installments of 10,000 shares, subject to continued engagement of Mr. Rao by the Company and the other terms and conditions of the Incentive Plan. The Services Agreement contains customary confidentiality, assignment of proprietary rights, non-competition and non-solicitation provisions.

The above summary of the Services Agreement is qualified in its entirety by reference to the Services Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Services Agreement between SS Innovations International, Inc. and Milan Rao
99.1	Press Release, dated January 8, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2026	SS INNOVATIONS INTERNATIONAL, INC.

	By:	/s/ Sudhir Srivastava
Sudhir Srivastava, M.D.
Chairman and Chief Executive Officer

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